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                                                                    EXHIBIT 10.3

                    Worldwide Stocking Distributor Agreement

                                     BETWEEN

                              Fluid Handling Group
                                 Entegris, Inc.
                              3500 Lyman Boulevard
                                Chaska, MN 55318

                                       AND

                             Metron Technology N.V.
                            1350 Old Bayshore Highway
                                    Suite 360
                              Burlingame, CA 94010

1.       Appointment

         Entegris, Inc. ("Entegris" or "we") hereby appoints Metron Technology N.V., directly and/or through its subsidiaries, stocking distributor (Metron Technology N.V. and its subsidiaries, "Distributor" or "you") for the marketing and sale of those Entegris Fluid Handling Group gas and liquid handling products set forth on Schedule A, attached.

2.       Term

         The term of this Agreement shall be for a period of 54 months commencing March 1, 2001, and ending August 31, 2005, renewing automatically for successive five-year terms thereafter unless terminated by either party for cause, at anytime, as provided in
         Section 13 hereof.If either party gives the other party written notice of its intent to terminate this agreement at the end of the then-current term no later than one year prior to the expiration date of the then-current term, then this agreement shall not renew.

3.       Area of Primary Responsibility

         Your area of primary responsibility shall include regions of the United States, Europe and Asia as specified in Schedule B, attached (the "Territories"). Entegris hereby appoints Distributor as the exclusive distributor of the products set forth on Schedule A in the Territories. Entegris reserves the right to enter into direct relationships with customers in the "Territories" without compensation to Distributor.

4.       Entegris Obligations

         (I) Entegris will make reasonable efforts to accomplish the following on behalf of Distributor:
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         A.       Deliver to you with reasonable diligence all products, price lists and other literature reasonably required for performance of your obligations under the Agreement.

         B. Notify you of inquiries received by us from your primary area of responsibility for our gas and liquid handling products.

         C. Perform our duties within a reasonable time unless prevented by circumstances beyond our control.

         D. Conduct necessary training programs to aid Distributor's sales personnel to better understand and market Entegris products.

         E. Provide historical sales data by major product group and industry as an aid in forecasting.

         F. Prepare final plans and forecasts, and establish corrective action plans if necessary (see section 6).

         G. Provide semi-annual performance reports based on mutually agreed upon criteria. Report timing is based on Entegris' fiscal year, commencing September 1 of each year.

         H. Work with the Distributor to implement the e-commerce support strategy that is outlined in Schedule C, attached.

         (II) During the term of this agreement, Entegris shall not, and shall not permit any of its representatives to (i) hire any employee of Distributor or
(ii) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit any employee to leave his or her employment with Distributor.

5.       Distributor Obligations

         You, as Distributor, represent and warrant to Entegris that you will:

         A. Perform as a stocking distributor or manufacturer's representative as specified below and use your best efforts to stock, market and sell products within your Area of Primary Responsibility.

         B. Refer to us all inquiries received by you for the sale of the products outside your Area of Primary Responsibility and otherwise refrain from facilitation of sales through you outside of your territory.

         C. Not enter into any contracts or other commitments binding us without our prior written consent.

         D. Not make any representation or give any warranty relating to the products other than those expressly stated in Entegris' written sales documents. You will be exclusively liable for any other representations and warranties and will indemnify and hold Entegris harmless from any claims (including, without limitation, Entegris' attorney fees) arising from any unauthorized representations and warranties.

         E. With reasonable notice make yourself available for instruction or discussion as deemed necessary by Entegris.


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         F.       During the term of this Agreement you will refrain from
                  selling, and refrain from having any involvement or connection with the sale of, any products or services competitive with those of Entegris. Entegris shall be entitled to enforce the provisions of this Section by a temporary restraining order and temporary and permanent injunctions (collectively, "specific performance").

         G.       Not make any purchase on our behalf or pledge our credit.

         H.       Sell our products under the Entegris(R), Inc. label.

         I. Keep your account current: Net 30 days from date of invoice. If during a quarter the Distributor becomes delinquent in its payment to Entegris, without approval, the Distributor will be subject to a discount penalty. The penalty will be calculated as a 2% reduction in the Distributor's discount for all of Distributor's purchases during the subsequent quarter ("subsequent quarter"). If at the end of the subsequent quarter the Distributor's payment performance is current, the standard discount will be reactivated for the next succeeding quarter. If Distributor's account is not brought current by the end of the subsequent quarter, the Distributor may be terminated immediately.

         J. Report Distributor sales monthly. Reports must be submitted to Entegris on or before the 20th day of the subsequent month. Subject to Entegris' right to revise the reporting requirements at any time, the reports will contain the following information for each of Distributor's customers: ship-to address; part number; and quantity for each customer.

         K. Report inventory values monthly, submitted to Entegris by the 20th day of the subsequent month, and reported on a Distributor cost basis.

         L. Work with Entegris to develop and update on a quarterly schedule an eight (8) quarter rolling forecast. Forecasts are to be based on Distributor cost.


6.       Distributor Corrective Action Program

         If following the semi-annual evaluation Distributor's performance does not meet an acceptable performance level in relation to the semi-annual performance reports based on mutually agreed upon criteria contemplated by Section 4.G above, the Distributor will be notified. In the quarter following this notification, an evaluation of the Distributor's performance will be performed and if it still does not meet the performance standard, the Distributor will participate in a corrective action plan.

         In the first phase of corrective action the Distributor meets with Entegris sales territory manager to evaluate areas of unsatisfactory performance and to create a plan to meet or exceed the performance shortfalls. The plans must be developed and implemented within three months of initial notification.

         In the second phase the Distributor performance is monitored against the corrective action plan for six (6) months. If performance improves and meets the agreed upon performance levels in all material respects by the end of six (6) months, the Distributor returns to normal status. If at the end of six (6) months a Distributor does not meet in a material respect the agreed upon performance levels, Entegris has the right to extend the corrective action program or terminate the relationship with the Distributor.


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         Following satisfactory completion of a corrective action program and meeting the agreed upon performance standard, continued performance above the performance standard for two (2) years without further corrective action is expected and failure to meet the agreed upon performance standard during any six month period within that two-year period shall result in immediate termination of the Distributor.

         The Distributor corrective action program will be enforced on a regional level. Distributor branch or country locations may be put on corrective action and terminated for non-performance without effecting the remaining Distributor locations covered by this agreement.

7.       Prices

         A. Entegris agrees to sell Entegris(R), Inc. products to you as a distributor at the discounts from published list price as indicated on Schedule D attached hereto. All prices are based on delivery FOB Entegris factory. Notwithstanding, Entegris shall have the right to retain title to the products and bear the risk of loss until delivery FOB at the Distributor's warehouse (or the place of acceptance by the Distributor's customer). In any event, the Distributor (or the Distributor's customer) shall, directly or indirectly, bear the cost of any customs, duties, taxes, shipping, handling and insurance with respect to the shipment of the products.

         B. Entegris agrees that you shall have the right to establish the final selling prices to your customers on all sales negotiated by you as a stocking distributor. Entegris maintains the right to establish final selling prices on all sales where the Distributor is acting as a manufacturer's representative as provided in Section 12.

         C. Entegris may change: (a) any published list prices by giving the Distributor at least thirty (30) days written notice of said changes; or (b) any terms of Schedules A-H (attached) with a twelve (12) month written notice or written agreement by both parties at any time.

8.       Order Requirements and Information

         A. Minimum order value is net $100.00, unless an alternate agreement is made with Entegris sales management when an order is placed.

         B. Rush orders are defined as those where the request is for same day or next day shipment from Entegris. It is the Distributor's responsibility to minimize these requests.

         C. Drop shipments are defined as orders shipped directly from Entegris to the Distributor's customers. Drop shipments will earn normal discounts less 10%, unless an alternate agreement is made with Entegris sales/regional management prior to the shipment.

         D. UPS and all other shipping charges incurred by Entegris for any rush orders or drop shipments will be prepaid by Entegris, added to the Distributor's invoice and reimbursed to Entegris.

9.       Inventory Exchange

         A. At the introduction of each new product, the potential for a future inventory exchange will be addressed. Qualifying new product, displaced product, if any, and the time period for the exchange will be defined. A maximum of five percent (5%) of the total combined sales of the new and displaced products during the specified time period can be returned.


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         B.       Entegris will accept a yearly inventory return from each
                  Distributor region (U.S., Europe and Asia) that amounts to 3% of the respective regions total purchases from Entegris for a twelve (12) month period per the following schedule:

                           U.S.     -     July 1st to June 30th
                           Europe   -     May 1st to April 30th
                           Asia     -     March 1st to February 28th

                  These returns must have a valid Return Authorization Number and be completed within 30 days from the end of the twelve
                  (12) month period in question.

         C. Inventory being returned must have a Return Authorization Number. All items must be in resalable condition, unused, in the original packaging and of current revision level. A packing list showing part numbers, quantities and the Return Authorization Number must accompany returned inventory.

         D. A credit memo will be issued for the exchange. The credit allowance will be the maximum Distributor discount for each product from the previous year's published price.

         E. A purchase order must be entered before or at the same time of the exchange.

         F. The dollar amount of the purchase must be within $100.00 of the credit allowance.

         G.       The Distributor will pay all freight charges.

10.      Return for Repair Policy Procedures

         A. Products returned for repair must be issued a Return Authorization Number prior to shipping. Products returned without an approved Return Authorization will not be accepted.

         B. Defective products that are within Entegris' written warranty period for that specific product will be replaced or repaired by Entegris.

         C. Products that have been altered or tampered with in any way will void the warranty. Entegris reserves the right to refuse service on any such part.

         D. The return of products that have been exposed to hazardous media must be approved by Entegris and a Entegris return tag must be completed prior to product return. Entegris may require that the product(s) be cleaned and neutralized to Entegris' satisfaction or service may be refused.

11.      Return for Credit

         A. Full product credit will be issued on return if Entegris made a product or shipping error. Freight charges for returning the shipment will be paid by Entegris.

         B. There will be a restocking charge of twenty-five percent (25%) of the Distributor's purchase price on all resalable items returned for credit when Distributor has made an order error. Shipping charges to be paid by Distributor when Distributor has made an order error. Charges on collect return will be deducted from the allowable credit.


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         C.       All items must be in resalable condition, unused, in the
                  original packaging and of the current revision level.

         D. Claims for shortages or inaccurate filling of orders must be made to Entegris within ten (10) days after receipt of shipment.

         E. Returned goods will be accepted only with prior approval and Return Authorization Number.

         F. Goods ordered through a Distributor and returned to Entegris by the end-user will not be accepted without prior approval.

12.      Manufacturer's Sales Representative Role

         A. Entegris may ask you to act as a manufacturer's sales representative ("manufacturer's representative") instead of as a stocking distributor in order to obtain or maintain a specific customer's business for certain Fluid Handling Group products. In such cases, Entegris shall provide a commission structure for sales credited to you in your capacity as a manufacturer's representative. Commission will be paid in the form of a credit memo on paid invoices.

         B. Billing and shipping will occur between the customer and Entegris. The manufacturer's representative role will include, but not be limited to, local sales and support.

13.      Termination

         A. This Agreement can be terminated by Entegris immediately upon written notice if:

                  1) You attempt to assign or subcontract this Agreement or rights or obligations hereunder without prior written consent of Entegris.

                  2) There is a change in the control of Distributor which is unacceptable to Entegris.

                  3) You cease to function as a going concern or cease to conduct operations on behalf of Entegris in the normal course of business.

                  4) You encounter serious financial difficulty, which materially affects your performance under this Agreement.

                  5) Entegris receives information that you may be unable to perform this Agreement in all material respects and you do not provide Entegris adequate proof of your ability to perform in all material respects within 30 days after written notice from Entegris.

                  6) You misrepresent in a material respect a sales agreement or sales report, or sell a material amount of samples.

                  7) You engage in activity which violates in a material respect any of your obligations under Section 5.


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                  8)       You fail to keep your account current or cease to
                           make payment to Entegris or fail to pay the balance due on your account immediately upon receipt of a second written warning of failure to pay.

                  9) You fail to pay the balance due on your account promptly upon receiving late payment notice as part of any quarterly evaluation.

         B. This Agreement may otherwise be terminated by Entegris according to the corrective action plan referred to in Section 6 .

         C. In the event of termination by Entegris under Section 13.A or 13.B or as a result of any other material breach of this agreement by Distributor (collectively, "breach"), Distributor agrees: (1) to pay Entegris all damages arising from the breach and all reasonable attorney fees, costs and disbursements incurred by Entegris in enforcing its rights under this Agreement; and (2) that it will not, for a period of two years following the effective date of the breach or termination (whichever is later), represent any manufacturer of products competitive with Entegris, and that it will not sell, or have any material involvement or connection with the sale of, any products competitive with those of Entegris. Entegris shall be entitled to enforce the provisions of this Section by specific performance.

         D. If Entegris terminates this agreement for any reason other than pursuant to Section 13.A or 13.B or as a result of any other material breach of this agreement by Distributor, the parties agree that the actual damages resulting from the breach are not readily ascertainable and that Entegris will pay the Distributor the following amount as liquidated damages in lieu of any other damages or remedies: for two (2) years commencing on the effective date of termination, Entegris will pay the Distributor a commission of ten percent (10%) of all sales of Entegris products in the Distributor's territory during the two-year period of the Entegris products set forth on Schedule A hereto as of the date of the event giving rise to the termination. The commission shall only be paid on the same Entegris products which the Distributor sold within the territory during the twelve (12) months prior to the termination. The commission payable under this clause 13.D shall be based exclusively on the price Entegris charges its next distributor or on standard Entegris distributor cost for such products (after subtracting any discounts, credits or awards) and shall not include any other customary charges, including without limitation taxes, transportation, storage and returns. This commission shall be payable on a quarterly basis within thirty (30) days after the date of any quarter during such two-year period. The parties agree that the remedy provided in this Section 13.D is not a penalty.

         E. Upon receipt of written notice of termination covered by the provisions in this section 13, Distributor will have 60 days to cure the breach to the satisfaction of Entegris before the termination becomes effective.

         F. If Entegris makes material changes in this agreement pursuant to Section 7.C paragraph(b) hereof without the written consent of Distributor or Entegris materially breaches this agreement, Distributor shall have the right to terminate this agreement immediately upon written notice, and Distributor will not be bound by the two (2) year non-competition agreement set forth elsewhere in this agreement.

14.      Rights upon Termination


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         A.       On termination of this Agreement, for any cause whatsoever, it is hereby expressly agreed that Entegris shall deliver against all Distributor orders previously accepted subject to payment on delivery and will negotiate all outstanding credit memos with Distributor.

         B. If Entegris should terminate this Agreement or Distributor should terminate this agreement as a result of material breach of this agreement by Entegris or the making by Entegris of material changes to this agreement pursuant to Section 7.C paragraph (b) hereof without the written consent of Distributor, all stock may be returned for full credit provided it is in resalable condition, unused, in the original packaging and of current revision level. If the distributor terminates the Agreement other than as a result of material breach of this agreement by Entegris or the making by Entegris of material changes to this agreement pursuant to Section 7.C paragraph (b) hereof without the written consent of Distributor, Entegris is not responsible for taking back stock.

15.      Confidentiality

         A. Any information provided between Entegris and Distributor which the provider deems confidential or proprietary shall be labeled as such at the time of disclosure if the disclosure is written, or if verbal, shall be confirmed in writing as confidential within thirty (30) days after disclosure. The receiving party shall treat such information in confidence and shall take reasonable and customary steps to assure that such information is not shared with any third party. Information shall not be confidential if it is already known to recipient at the time of disclosure or recipient otherwise learns of it via a third party that is free to disclose it without obligation. These obligations shall remain in effect during the term of this Agreement and for a period of two (2) years thereafter.

         B. If the parties have signed any other non-disclosure or confidentiality agreements, the terms of such agreements shall supplement the terms of this agreement.

         C. All reports and documentation supplied to Entegris by the Distributor pursuant to the requirements of Section 5.J-L shall be considered confidential and shall be subject to the confidentiality obligations identified in the paragraph above.

16.      Modification

         A. Except as provided in Section 7.C of this Agreement, this Agreement may only be modified in writing, signed by the Distributor and Entegris.

17.      Merger

         A. This Agreement incorporates the full understanding of the parties and replaces in its entirety any and all prior understandings relating to distribution rights and any other contracts or obligations between the parties. There are no other agreements between the parties except as stated herein, all such prior or other agreements being merged into this Agreement.

         B. If Entegris waives any breach by this Distributor (or any other distributor), such waiver shall not constitute a waiver of any subsequent breach by this Distributor (or any other distributor).


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18.      Governing Law

         A. This Agreement shall be interpreted under the laws of the State of Minnesota.




ENTEGRIS, INC.

Signed /s/ Stan Geyer                                    Dated March 1, 2001
       ---------------------------------------------           -----------------
       Stan Geyer
       Chairman
       Entegris, Inc.

METRON Technology N.V.

Signed /s/ Greg Claeys                                   Dated February 28, 2001
       ---------------------------------------------           -----------------
       Greg Claeys
       Vice President - Materials Group
       Metron Technology N.V.



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